SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

              CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION
               UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT
                  OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
                  UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES
                             EXCHANGE ACT OF 1934.


                                            Commission File Number:    000-24987
                                                                   -------------

                             AEI ENVIRONMENTAL, INC.
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             (Exact name of registrant as specified in its charter)

                 710 NORTH YORK ROAD, HINSDALE, ILLINOIS 60521
                                 (630) 325-7029

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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      COMMON STOCK, NO PAR VALUE PER SHARE
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            (Title of each class of securities covered by this Form)

                                       N/A
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       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rules provision(s) relied upon to terminate or suspend duty to file reports:

         Rule 12g-4(a)(1)(i)       [ XX  ]       Rule 12h-3(b)(1)(ii)   [     ]
         Rule 12g-4(a)(1)(ii)      [     ]       Rule 12h-3(b)(2)(i)    [     ]
         Rule 12g-4(a)(2)(i)       [     ]       Rule 12h-3(b)(2)(ii)   [     ]
         Rule 12g-4(a)(1)(ii)      [     ]       Rule 15d-6             [     ]
         Rule 12h-3(b)(1)(i)       [     ]



         Approximate number of holders of record as of the certification or notice date:
                                   238
                ----------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, AEI Environmental, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                AEI ENVIRONMENTAL, INC.



DATE:  May 2, 2002              /s/ John Zick
                                --------------------------------------------
                                Name:    John Zick
                                Title:   President and Chief Executive Officer